Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

CARMAX, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.50 per share (“Common Stock”)	Rule 457(c) and Rule 457(h)	2,000,000 shares	$77.86	$155,720,000.00	$110.20 per $1,000,000	$17,160.34
Total Offering Amounts					$155,720,000.00		$17,160.34
Total Fee Offsets							$0.00
Net Fee Due							$17,160.34

(1) The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2) Estimated solely for the purposes of calculating the registration fee as contemplated by Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high ($78.68) and low ($77.03) per share sales prices of CarMax, Inc. Common Stock reported on the New York Stock Exchange on June 22, 2023.